Exhibit 23.1
Independent Auditors' Consent


We consent to the incorporation by reference in this Registration Statement of Atchison Casting Corporation on Form S-8 of our report dated August 13, 1999 (August 24, 1999 with respect to the third paragraph of Note 21), appearing in the Annual Report on Form 10-K of Atchison Casting Corporation for the year ended June 30, 1999.





/s/ Deloitte & Touche LLP


Kansas City, Missouri
December 28, 1999